                                                                  EXHIBIT 99.1


                   PINNACLE AIRLINES RELEASES FEBRUARY TRAFFIC


MEMPHIS TENN. (MARCH 8, 2005) Pinnacle Airlines, Inc. (NASDAQ: PNCL) released its passenger and traffic levels for February 2005 today. Additionally, the Company has provided block hour and cycle information.

For February, Pinnacle flew 402.8 million Available Seat Miles (ASMs), an increase of 54.7% over February 2004 levels. Revenue Passenger Miles (RPMs) expanded 58.4% to 249.3 million. Passenger Load Factor was 61.9%, up 1.5 points. Pinnacle transported 514,102 Customers during the month, 34.5% more than the same period last year.

During February, Pinnacle operated 31,521 block hours and 17,973 cycles, increases of 53.4% and 33.1% over February 2004 levels, respectively. The term block hour refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, and the term cycles refers to an aircraft's departure and corresponding arrival.

Separately, Pinnacle accepted delivery of 1 new Canadair Regional Jet during the calendar month of February bringing its total fleet to 120 CRJs on February 28, 2005.



                                        FEBRUARY 2005 TRAFFIC
                                     2005                2004            CHANGE
         ASMs (000)               402,835             260,400             54.7%
         RPMs (000)               249,282             157,402             58.4%
         Load Factor                61.9%               60.4%           1.5 pts
         Passengers               514,102             382,184             34.5%

         Block Hours               31,521              20,547             53.4%
         Cycles                    17,973              13,503             33.1%



                                        YEAR-TO-DATE TRAFFIC
                                     2005                2004            CHANGE
         ASMs (000)               819,764             520,910             57.4%
         RPMs (000)               489,084             304,318             60.7%
         Load Factor                59.7%               58.4%           1.3 pts
         Passengers             1,011,205             740,313             36.6%

         Block Hours               64,466              41,617             54.9%
         Cycles                    36,551              27,152             34.6%


Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,250 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

     This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.



                                      # # #